Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 12, 2011, with respect to the:
•	Combined financial statements and schedule of Pembrook Realty Capital Predecessor and

•	Balance sheet of Pembrook Realty Capital LLC
contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
February 13, 2012